Exhibit 99.1

CIPHER PHARMACEUTICALS INC.

EMPLOYEE AND DIRECTOR SHARE PURCHASE PLAN

Effective May 13, 2011

1.                                      Purpose of the Plan

1.1                               The purpose of the Plan is to encourage employees and directors of Cipher Pharmaceuticals Inc. (the “Corporation”) and its Subsidiaries to participate in the growth and development of the Corporation and its Subsidiaries by providing such persons with the opportunity, through share purchases, to acquire an increased proprietary interest in the Corporation.

2.                                      Definitions

2.1                               Where used herein, the following terms shall have the following meanings respectively, unless the context otherwise requires:

(a)                                 “Administrative Agent” means Computershare Trust Company of Canada or its successors;

(b)                                 “Associate” has the meaning ascribed thereto in Subsection 1(1) of the Securities Act (Ontario) (as such provision is from time to time amended, varied or re-enacted);

(c)                                  “Board” means the board of directors of the Corporation, or any committee of the board of directors of the Corporation so approved by it;

(d)                                 “Business Day” means any day on which the Exchange is open for business;

(e)                                  “Corporation” means Cipher Pharmaceuticals Inc. and any successor or continuing corporation resulting from the amalgamation of the Corporation and any other corporation, or resulting from any other form of corporate reorganization;

(f)                                   “Participant Shares” means any Shares received and held by the Administrative Agent on behalf of the Participant in accordance with the terms of the Plan, and includes any shares or securities of the Corporation into which such shares are changed, classified, reclassified, subdivided, consolidated or converted;

(g)                                  “Exchange” means The Toronto Stock Exchange;

(h)                                 “Insider” means any insider, as such term is defined in subsection 1(1) of the Securities Act (Ontario) (as such provision is from time to time amended, varied or re-enacted), of the Corporation and includes any Associate of any such insider but does not include a person who falls within the meaning of such definition solely by virtue of being a director or senior officer of a Subsidiary;

(i)                                     “Market Price” at any date in respect of Shares issued from treasury shall be an amount equal to the volume weighted average trading price (“VWAP”) of the Shares on the Exchange for the five trading days preceding the date on which Shares are issued hereunder, however, if no Shares trade during the aforementioned period, the period for calculating the Market price shall be extended to twenty days;

(j)                                    “Participant” means any director duly appointed by the Corporation or any person employed by the Corporation or any Subsidiary for not less than three consecutive months and who has elected to participate in the Plan in the manner provided in Section 4;

(k)                                 “Plan” means the “Cipher Pharmaceuticals Inc. Employee and Director Share Purchase Plan” as embodied herein as from time to time amended;

(l)                                     “Share” or “Shares” means, as the case may be, one or more common shares of the Corporation as constituted at the date hereof; and

(m)                             “Subsidiary” means any corporation that is a subsidiary of the Corporation, as such term is defined in Subsection 1(4) of the Securities Act (Ontario) (as such provision is from time to time amended, varied or re-enacted) but including unincorporated entities.

3.                                      Shares Subject to the Plan

3.1                               Shares shall be issued from treasury to the Administrative Agent to hold on behalf of the Participants in accordance with the terms of the Plan. The aggregate number of Shares reserved for issuance under the Plan shall not exceed 1,000,000 Shares or such greater number of Shares as may be determined by the Board and approved, if required, by the shareholders of the Corporation and by any relevant stock exchange or other regulatory authority.

4.                                      Eligibility

4.1                               Any director duly appointed by the Corporation or any person who has been employed by the Corporation and/or any Subsidiary on a continuous basis for not less than three consecutive months may elect to participate in the Plan by signing and delivering to the Corporation an election to participate in the Plan, which election shall:

(a)                                 indicate the amount of the contribution to the Plan and authorize the deduction of such amount from his or her salary, or in the case of a director, from director’s fees, and that such amount be used by the Administrative Agent to obtain Shares on his or her behalf; and

(b)                                 contain the agreement of such person to be bound by the terms of the Plan.

4.2                               No Shares shall be issued on behalf of a Participant under the Plan if such issuance could result, at any time, in:

(a)                                 the number of Shares issuable to Insiders (pursuant to this Plan and any other share compensation arrangement of the Corporation) exceeding, at any time, 10% of the issued and outstanding Shares;

(b)                                 the number of Shares issued to Insiders (pursuant to this Plan and any other share compensation arrangement of the Corporation) exceeding, within any one-year period, 10% of the issued and outstanding Shares; or

(c)                                  the number of Shares issuable to any one Participant and such Participant’s Associates (under this Plan and any other share compensation agreement of the Corporation), exceeding, within any one-year period, 5% of the issued and outstanding Shares.

5.                                      Contributions

5.1                               In each fiscal year, a Participant who is not a director of the Corporation may contribute to the Plan an amount up to (but not exceeding) 20% of the aggregate base cash compensation (i.e. salary and commissions) received by such employee from the Corporation and/or its Subsidiaries in the previous fiscal year (or the annuali7ed amount if the Participant was not an employee of the Corporation or its Subsidiaries for the entire previous fiscal year).

In each fiscal year, a Participant who is a director of the Corporation may contribute to the Plan an amount up to (but not exceeding) 100% of the aggregate director fees received by such director from the Corporation in the previous fiscal year (or the annualized amount if the Participant was not a director of the Corporation for the entire previous fiscal year).

The amount of this contribution may from time to time be amended or varied by the Participant by written notice to the CFO of the Corporation given at least 10 days before the beginning of the pay period in which the amended or varied contribution is to take effect.

5.2                               Contributions to the Plan will be made through payroll deductions the records of which shall be provided by the Corporation to the Administrative Agent as soon as practicable after the end of the month in which the deduction occurred. For clarity, the Corporation will not transfer payroll deductions to the Administrative Agent and will maintain the records related to Participant contributions.

5.3                               Once each calendar year a Participant may also make a contribution to the Plan by way of a lump sum payment (provided the maximum contribution specified in Section 5.1 is not exceeded) by (i) notifying the Corporation in writing of such contribution, and (ii) delivering the lump sum payment to the Corporation contemporaneously with the delivery of the notice. Such lump sum payment will be included with the payroll deduction records provided by the Corporation to the Administrative Agent for the month in which they were received.

5.4                               A Participant may discontinue making contributions to the Plan by giving written notice to the CFO of the Corporation at least 10 days before the beginning of the pay period in which the contributions are to be discontinued. A Participant who discontinues making contributions to the Plan shall not be entitled for a three month period to resume making contributions to the Plan without the prior approval of the Board.

5.5                               The Corporation shall be entitled to refuse:

(a)                                 the enrolment of a Participant in the Plan;

(b)                                 the increase or decrease in the contribution amount made by a Participant to the Plan; and

(c)                                  the contribution of a lump sum payment made by a Participant;

in circumstances where it has instituted a blackout period for the purposes of enforcing compliance with applicable securities laws. Any such determination with respect to a Participant shall be made by the applicable Designated Officer pursuant to the Corporation’s Insider Trading and Confidential Information Policy.

6.                                      Accounts

6.1                               The Administrative Agent will cause to be maintained on its books and records a cash account and a share account for each Participant indicating the amount of Shares and any cash held by the Administrative Agent on behalf of each Participant. Shares will be posted to a Participant’s share account on a full and fractional share basis. Notwithstanding the foregoing, when a Participant withdraws Participant Shares from his or her share account, no fractional Shares shall be distributed by the Administrative Agent to such Participant and such Participant shall receive cash in lieu of such fractional Share.

6.2                               Not later than the last day of each month following the end of a fiscal quarter, the Administrative Agent will make available a report to the Corporation setting out the issuances and withdrawals of Shares during the preceding fiscal quarter and the effect of such issuances and withdrawals on the holdings of each Participant.

6.3                               As promptly as practicable after the end of each fiscal quarter, the Administrative Agent will mail or deliver a statement to each Participant setting out the accounts of such Participant as of the end of such quarter.

7.                                      Issuance of Shares

7.1                               On the 15th day of each month, or the first Business Day thereafter if any of such days is not a Business Day (each such date being referred to herein as an “Investment Date”), the Corporation shall issue from treasury and the Administrative Agent, on behalf of each

Participant, shall receive from the Corporation at Market Price less a 15% discount such whole number of Shares as may be obtained with the aggregate contributions of such Participants. For clarity, the calculation of the number of shares to be issued from treasury will occur on each Investment Date, however the actual issuance from treasury of such Shares will occur as soon as possible thereafter. Notwithstanding the foregoing, the Corporation shall be entitled to postpone the date of any such issuance in circumstances where it has instituted a blackout period for the purposes of enforcing compliance with applicable securities laws. Any such determination to postpone the date of such issuance shall be made by the Chief Executive Officer.

8.                                      Hold Period

8.1                               Unless otherwise determined by the Board, a Participant shall be permitted to sell, certificate or electronically transfer Participant Shares after a period of six months immediately following the fiscal month in which such Participant Shares were issued. The hold period will not apply to Shares purchased with reinvested dividends.

9.                                      Shares

9.1                               The number of Shares held by the Administrative Agent on behalf of a Participant shall be credited to such Participant’s share account.

9.2                               The Administrative Agent will hold for safekeeping all Participant Shares until the Participant for whose account they are held, or his legal representative, directs the Administrative Agent to sell or transfer and deliver such certificates to such Participant, or his legal representative, or as otherwise may be directed, provided always that the transfer and delivery will comply with all applicable laws and regulations.

9.3                               Unless otherwise determined by the Board, Participant Shares shall not be released to a Participant until the hold period conditions provided for in Section 8.1 have been satisfied with respect to such Participant Shares.

10.                               Dividends; Offers to Purchase; Changes

10.1                        Subject to subsection 9.1 hereof, the Administrative Agent shall reinvest all cash dividends and other cash distributions received by it in respect of the Participant Shares held by it on behalf of any Participant and obtain additional Shares concurrently with the next payroll deduction investment after receiving same.

10.2                        For so long as the Administrative Agent is the registered holder of any Participant Shares, then:

(a)                                 in the event that, at any time, an offer to purchase is made to all holders of the Shares, notice of such offer shall be given by the Administrative Agent to each Participating Employee and, notwithstanding the provisions of Section 8.1, any Participant Shares which are still subject to the hold period shall be deemed to be no longer subject to the hold period to the extent necessary to enable a Participant to tender his or her Participant Shares should he or she so desire;

(b)                                 in the event that the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or any action of a similar nature affecting the Shares shall be taken by the Corporation, then the Participant Shares held by the Administrative Agent for the benefit of Participants shall be appropriately adjusted; and

(c)                                  the Administrative Agent shall vote the Participant Shares held on behalf of each Participant at every such meeting in such manner as each such Participant, or his or her legal representative, shall have previously directed, and in default of any such direction the Administrative Agent shall refrain from voting. The Administrative Agent may and will, if so required by any Participant, or his or her legal representative, execute all proxies necessary or proper to enable the Participant, or his or her proxy, to attend and vote the Participant Shares held by the Administrative Agent on behalf of such Participant at any such meeting.

10.3                        All warrants, options or rights received by the Administrative Agent on any Shares held pursuant to the Plan shall be sold by the Administrative Agent on behalf of the Participants. The proceeds from the sale of any options, rights or warrants shall be used to obtain additional Shares, concurrently with the next payroll deduction reinvestment which shall be allocated to the respective Participants’ accounts in proportion to the number of Participant Shares in those Participant accounts before the payment of the warrants, options or rights.

11.                               Termination

11.1                        A Participant shall cease to participate in the Plan if:

(i)                                     in the case of a director, the term of appointment of such director expires or the director resigns, and in the case of a person employed by the Corporation, the employment of the Participant by the Corporation or its Subsidiaries is terminated for any reason whatsoever (including without limitation, the death or retirement of the Participant); or

(ii)                                  the Participant elects to terminate his or her involvement in the Plan;

in which case the Administrative Agent shall within 30 days of the Participant ceasing to participate in the Plan, transfer and deliver to such former Participant, or the legal representative of such former Participant, the Participant Shares and any monies then held by the Administrative Agent on behalf of such former Participant as at such date, provided that any Participant Shares subject to the hold period as contemplated by Section 8.1 at such time shall not be transferred or delivered to the Participant until such time as the hold period set out in Section 8.1 has been satisfied with respect to such Participant Shares.

12.                               Amendment of Plan and Termination of Plan

12.1                        The Board reserves the right at any time and from time to time, subject to any regulatory or stock exchange approval that may be required, to amend the Plan in whole or in part, without prior notice to or approval by the shareholders provided, however, that no amendment or modification shall adversely affect the rights and interests of a Participant’s Shares allocated to his account under the Plan prior to the date of such amendment or modification. Examples of circumstances where the Board may make amendments without shareholder approval include, without limitation, amendments that would:

(a)                                 make housekeeping or clerical changes;

(b)                                 clarify any provision in the Plan;

(c)                                  ensure compliance with applicable laws, regulations or policies of any governmental authority or relevant stock exchange;

(d)                                 change the class of participants eligible to participate in the Plan;

(e)                                  change the terms and conditions of any financial assistance which may be provided by the Corporation to the participants to facilitate the issuance of Shares hereunder, or adding or removing any provisions providing for such financial assistance.

12.2                        Notwithstanding anything contained herein to the contrary, no amendment to the Plan requiring the approval of the shareholders of the Corporation under any applicable securities laws or requirements (including without limitation the Exchange rules and policies) shall become effective until such approval is obtained. In addition to the foregoing, the approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders shall be required for:

(a)                                 any amendment to the provisions of this Section 12;

(b)                                 a reduction in the price at which Shares are issued under the Plan that benefits an Insider of the Corporation;

(c)                                  any amendment to remove or to exceed the Insider participation limit as set out in Section 4.2 hereof; and

(d)                                 any increase to the maximum number of Shares issuable, either as a fixed number or a fixed percentage, of the Corporation’s outstanding Shares.

12.3                        The Board may terminate the Plan at any time, provided that the Participant Shares and any monies held by the Administrative Agent on behalf of the Participant shall be transferred and delivered to such Participant forthwith.

13.                               General

13.1                        Upon electing to participate in the Plan, each Participant shall acknowledge his or her obligation to comply with applicable securities legislation and the Corporation’s Insider Trading Policy in respect of any trade of Shares on behalf of such Participant under the Plan. Without limiting the generality of the foregoing. each Participant shall not trade

Shares pursuant to the Plan in the event that such Participant is in receipt of material information concerning the Corporation that has not been previously disclosed.

13.2                        Nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any such Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any such Subsidiary to extend the employment of any Participant beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or any present or future retirement policy of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

13.3                        The Administrative Agent shall be entitled to rely on a certificate of the Secretary of the Corporation, under the seal of the Corporation, as to any of the following matters:

(a)                                 whether the employment of a Participant with the Corporation or any Subsidiary has terminated; and

(b)                                 the date of death of any Participant.

13.4                        The Board may by resolution make, amend and repeal at any time and from time to time such regulations not inconsistent herewith as it may deem necessary or advisable for the issuance of Shares under the Plan and generally for the proper administration and operation of the Plan.

13.5                        The directors and/or the proper officers of the Corporation are hereby authorized to sign and execute all instruments and documents and do all things necessary or desirable for carrying out the provisions of the Plan, including the allotment and issuance of Shares under the Plan.

13.6                        Nothing contained herein shall restrict or limit or be deemed to restrict or limit the rights or powers of the Board in connection with any allotment and issuance of Shares that are not allotted and issued hereunder.

13.7                        All fees and expenses of the Administrative Agent will be paid by the Corporation.

13.8                        The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each and every provision of the Plan shall be according to the laws of the Province of Ontario.

13.9                        The Plan shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest hereunder of any Participant shall enure to the benefit of and be binding upon such Participant, his or her legal representative and assigns.

13.10                 Wherever the singular or masculine are used herein, the same will be construed as meaning the plural or feminine when the context so requires.

APPROVED by the Board on March 8, 2011and amended by the Board on June 16, 2015

ADDENDUM

TO THE

CIPHER PHARMACEUTICALS INC.

EMPLOYEE AND DIRECTOR SHARE PURCHASE PLAN

SPECIAL PROVISIONS FOR U.S. PARTICIPANTS

The provisions of this Addendum apply only to those persons who are subject to U.S. Federal Income Tax (“U.S. Participants”) on Shares issued under the Cipher Pharmaceuticals Inc. Employee and Director Share Purchase Plan (“Plan”) at the relevant time.

This Addendum modifies the Plan for U.S. Participants and where there is any conflict between the Plan and the terms of this Addendum, the terms of this Addendum shall prevail.

1.	Purpose of the Plan	The Plan is not intended to qualify as an “Employee Stock Purchase Plan,” as set forth in section 423 of the U.S. Tax Code (as defined below).

2.	Definitions

“Market Price”

“Market Price” shall have the meaning as to U.S. Participants as specified in Section 2.1(i) of the Plan but determined with reference to the relevant trading price on the NASDAQ Exchange in the United States.

	“Section 409A”	“Section 409A” means section 409A of the U.S. Tax Code.

	“U.S. Tax Code”	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance issued under it from time to time.

3.	Shares

Any payment of the Shares or any other awards under the Plan that are subject to Section 409A shall be made in conformity with the requirements of Section 409A. The payment of any amounts due under the Plan that are not exempt from Section 409A shall not be accelerated except as otherwise permitted under Section 409A.

4.	Termination

The provisions of Section 11 (“Termination”) shall apply, in the event of applicability of section 409A, then, as to U.S. Participants, only to the extent that the events indicated in Section 11.1(i) or (ii) constitute a

“separation from service” within the meaning of Section 409A. If a U.S. Participant is a “specified employee”, as defined in regulation section 1.409A-1(i) under Section 409A, who becomes entitled to payments under the Plan that are not exempt from Section 409A as a result of a “separation from service” and these payments constitute “deferred compensation” within the meaning of Section 409A, then the payment to the Participant of such amounts shall be made on the date that is six months and one day following termination of employment (subject to acceleration only to the extent permitted under Section 409A).

5.	Section 409A of the U.S. Tax Code

The Plan and any Shares issued under the Plan that are subject to Section 409A are intended to comply with Section 409A and all regulations and guidance issued thereunder. It is intended that all payments under this Plan to U.S. Participants shall be eligible for the “short-term deferral” exception to the provisions of Section 409A, and such payment rights shall be interpreted accordingly. Notwithstanding any contrary provision of the Plan, this Addendum, or any ancillary documents, the Plan, this Addendum, and the ancillary documents shall be interpreted and construed consistent with this Addendum and the ancillary documents shall be interpreted and construed consistent with this intent. Although the Corporation and the parties administering the Plan intend to administer the Plan, this Addendum, and all ancillary documents so that they will comply with the requirements of Section 409A, neither the Corporation nor the parties represents or warrants that the Plan, the Addendum, or the ancillary documents will comply with Section 409A or any provisions of U.S. federal, state, local or non-U.S. law. Neither the Corporation nor any Subsidiary, their respective officers, directors, employees or advisors shall be liable to any Participant (or any other party claiming a benefit through the Participant) for any tax, interest or penalties, or any other loss or liability, resulting from participation in the Plan, and the Corporation and its Subsidiary, officers, directors, employees and advisors shall have no obligation to indemnify or otherwise make whole or reimburse the Participant (or any other party) from tax or other liabilities under Section 409A.

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6.	U.S. Tax Withholding

All acquisitions and sales of Shares under the Plan will be subject to applicable U.S. Federal (including FICA), state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding.

Except to the extent otherwise provided by applicable law, the Corporation is not responsible for tax withholding or reporting to the extent Canadian tax laws apply to any Shares or other awards made under the Plan, and any such tax withholding or reporting to any Canadian taxing authority shall be the sole responsibility of the Participant.

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